THE ARBITRAGE FUNDS

Annual Approval of Code of Ethics for Principal Executive

and Senior Financial Officers

RESOLVED, that the Code of Ethics for Principal Executive and Senior Financial Officers be, and hereby are, approved in substantially the form presented to the Board at this meeting.